Exhibit 10.32

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

December 19, 2014

Novasep, Inc.

23 Creek Circle

Boothwyn, PA 19061

USA

Re:	Mydicar Commercial Supply Project

Ladies and Gentlemen:

As we have discussed, Celladon Corporation, a Delaware corporation (“Celladon”), and Novasep, Inc., a New Jersey corporation (“Novasep”), are in discussions regarding a potential collaborative relationship related to Celladon’s proprietary AAV1/SERCA2a gene therapy candidate known as MYDICAR®, pursuant to which the parties would implement a transfer program to enable Novasep to produce Mydicar on behalf of Celladon, Novasep would make facility modifications necessary for the manufacture of Mydicar and perform process development, scale-up and validation services necessary for commercial production of Mydicar, and Novasep would manufacture and supply Mydicar to Celladon for commercial distribution (collectively, the “Project”). For the sake of clarity, fill and finish services or activities are excluded from Novasep’s scope of services and supply.

The purpose of this letter agreement (the “Letter”) is: (i) to set forth the parties’ binding rights and obligations with respect to certain preliminary Project activities that the parties wish to commence, or reserve capacity for (as applicable), prior to the negotiation and execution by the parties of a definitive agreement governing the Project (a “Definitive Agreement”); and (ii) to facilitate the discussion and negotiation of a Definitive Agreement.

The parties, intending to be legally bound (except with respect to Schedule B to this Letter, which is not binding on either party), agree as follows:

1. Initial Activities. Novasep (itself and/or through its affiliate Novasep Belgium) agrees: (a) to perform the activities described in Schedule A to this Letter (the “Initial Project Plan”) in accordance with the terms to be negotiated in good faith by the Parties and in compliance with applicable laws, rules and regulations; and (b) to use commercially reasonable efforts to perform such activities and deliver the deliverables to be agreed to by the Parties substantially in accordance with the timelines to be agreed.

2. Payments. Celladon agrees to compensate Novasep for the performance of the Initial Project Plan in an aggregate amount of up to four million seven hundred fifty thousand Euro (4,750,000 €), which shall be payable as follows:

(a) one million Euro (1,000,000 €) within three business days after the date of this Letter;

(b) one million five hundred thousand Euro (1,500,000 €) no later than […***…];

(c) six hundred thousand Euro (600,000 €) no later than […***…];

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Novasep, Inc.

December 19, 2014

(d) eight hundred twenty five thousand Euro (825 000 €) no later than […***…]; and

(e) eight hundred twenty five thousand Euro (825 000 €) no later than […***…].

3. Definitive Agreement. Commencing as promptly as practicable after the date of this Letter, the parties shall negotiate in good faith a Definitive Agreement on commercially reasonable terms. Upon signature by the parties, the Definitive Agreement would supersede this Letter. Exhibit B to this Letter outlines some of the key principles and terms that the parties expect to include in a Definitive Agreement. However, the parties acknowledge that Exhibit B hereto is a statement of intent only, is intended to facilitate the negotiation of a Definitive Agreement, is not intended to be, and is not, legally binding on either party, and addresses only a limited subset of the terms that would need to be included in a Definitive Agreement. The parties further acknowledge that the key principles and terms outlined in Exhibit B will require further discussion, elaboration and qualification and may require modification. The parties will use commercially reasonable efforts to conclude a Definitive Agreement as promptly as practicable and in any event by March 31, 2015; provided, however, that if Celladon exercises its termination right under Section 4(a) or Section 4(b) of this Letter prior to signature by the parties of a Definitive Agreement, then the parties shall have no further obligation to negotiate a Definitive Agreement.

4. […***…]:

[…***…]

***Confidential Treatment Requested

Novasep, Inc.

December 19, 2014

[...***...]

5. Confidentiality. All information and materials disclosed or transferred by Celladon to Novasep pursuant to the Initial Project Plan shall at all times be owned solely by Celladon and shall be considered “Confidential Information” of Celladon for purposes of that certain Mutual Confidential Disclosure Agreement between Celladon and Groupe Novasep SAS dated August 15, 2011 (the “Non-Disclosure Agreement”), which shall remain in full force and effect in accordance with its terms; provided, however, that Novasep shall have the right to use the information and materials disclosed or transferred by Celladon to Novasep pursuant to the Initial Project Plan for the purpose of performing the Initial Project Plan (but not for any other purpose); and provided, further, that, (a) notwithstanding Section 7 of the Non-Disclosure Agreement to the contrary, the expiration date of the Non-Disclosure Agreement is hereby extended to December 19, 2024, and (b) with respect to any Confidential Information of Celladon that is specifically identified to be a trade secret under applicable law, Novasep’s obligations under the Non-Disclosure Agreement shall survive the expiration thereof for so long as such Confidential Information remains a trade secret.

6. Intellectual Property. Celladon shall solely own, and Novasep hereby assigns to Celladon, all right, title and interest in and to any invention, development or discovery (whether or not patentable) made or generated by or on behalf of Novasep or Novasep Belgium in the course of performance of the Initial Project Plan that constitutes a modification or improvement of, or that uses or incorporates, Celladon’s Confidential Information (as defined in the Non-Disclosure Agreement and supplemented by Section 5 of this Letter), including all intellectual property rights therein. Celladon shall grant a non-exclusive, royalty-free license to Novasep, Novasep Belgium, and their affiliates to use any invention, development or discovery (whether or not patentable) made or generated by or on behalf of Novasep or Novasep Belgium in the course of performance of the Initial Project Plan that is generally applicable to the development or manufacture of biological products or product components and does not use, require the use of, or incorporate any of Celladon’s Confidential Information.

7. Survival. The parties’ respective rights and obligations under Sections 4, 5, 6, 7 and 8 of this Letter and under the Non-Disclosure Agreement (as supplemented by this Letter) shall survive termination of this Letter or the Definitive Agreement (as applicable) pursuant to Section 4 of this Letter.

8. Miscellaneous. Each party will be responsible for and bear all of its own costs and expenses incurred in connection with the negotiation of this Letter and the Definitive Agreement. Novasep’s relationship with Celladon is that of an independent contractor and nothing in this Letter should be construed to create a partnership, joint venture, or employer-employee relationship. This Letter shall be governed by the laws of the State of New Jersey, USA, excluding its conflicts of laws principles. This Letter, including the Exhibits hereto, together with the Non-Disclosure Agreement, constitutes the complete and exclusive agreement of the parties with respect to the subject matter hereof and thereof. This Letter may not be modified except by

***Confidential Treatment Requested

Novasep, Inc.

December 19, 2014

a written instrument signed by both parties. No failure or delay of one of the parties to insist upon strict performance of any of its rights or powers under this Letter shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law. This Letter may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

If this Letter is acceptable to you, please indicate your acceptance by countersigning this Letter below and returning a copy to me.

Sincerely,

CELLADON CORPORATION

By:	/s/ Paul B. Cleveland
Paul B. Cleveland
President and Chief Financial Officer

Agreed to and accepted as of the date first set forth above:

NOVASEP, INC.

By:	/s/ Andrew Brennan

Name:	Andrew Brennan
Title:	General Manager, US Operations

Schedule A

Initial Project Plan

[…***…]

***Confidential Treatment Requested

Exhibit B

Non-Binding Summary of Terms

[…***…]

***Confidential Treatment Requested